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FORM 3                                                     OMB APPROVAL
                                                       OMB NUMBER 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                        ESTIMATED AVERAGE
                                                         BURDEN HOURS PER
                                                         RESPONSE.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940




1.  Name and Address of Reporting Person
     Bergman, M.D.         Garrett                  E.
       (Last)              (First)               (Middle)
     c/o InKine Pharmaceutical Company, Inc.
     Sentry Park East, 1720 Walton Road
                         (Street)

     Blue Bell,                    PA                  19422
      (City)                     (State)               (Zip)

2. Date of Event Requiring Statement
       (Month/Day/Year)

            2/2/98

3.  IRS or Social Security
    Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol
    InKine Pharmaceutical Company, Inc. (INKP)

5.  Relationship of Reporting Person to Issuer
           (Check all applicable)


           Director                                   10% Owner
     -----                                     ------

        X   Officer (give title below)                Other (specify below)
     ------                                    ------

         Vice President, Clinical Research
             and Regulatory Affairs

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X    Form filed by One Reporting Person
    ----
          Form filed by More than One Reporting Person
    ----



             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1.  Title of Security          2.  Amount of Securities        3.  Ownership Form:         4. Nature of Indirect Beneficial
    (Instr. 4)                     Beneficially Owned              Direct (D) or              Ownership (Instr. 5)
                                   (Instr. 4)                      Indirect (I)
                                                                   (Instr. 5)
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
      None
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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                                                                 SEC 1473 (7-96)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative Security          2.  Date Exercisable and Expiration       3.  Title and Amount of Securities Underlying
   (Instr. 4)                                Date (Month/Day/Year)                     Derivative Security (Instr. 4)

                                                                                                               Amount or
                                             Date Exercisable     Expiration                                   Number of Shares
                                                                  Date                   Title
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
Stock Option (Right to Buy)                         *             1/29/08             Common Stock             74,500
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







                                         4.  Conversion or             5. Ownership Form of         6.  Nature of Indirect
                                             Exercise Price of            Derivative Security:          Beneficial Ownership
                                             Derivative                   Direct (D) or                 (Instr. 5)
                                             Security                     Indirect (I)
                                                                          (Instr. 5)
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
                                               $1.00                        D
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

Explanation of Responses:

* Option becomes exerciseable in annual increments of 25% commencing on January 29, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                   /s/ GARRETT E. BERGMAN                2/9/98
                                   ----------------------                ------
                                   **  Signature of Reporting Person     Date
                                   Garrett E. Bergman, M.D.


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)